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Exhibit 10.2

SERVICING AGREEMENT

between

YAMAHA MOTOR CORPORATION, U.S.A.

and

ITT COMMERCIAL FINANCE CORP.,

as Servicer

Dated as of March 1, 1994

i

ii

        SERVICING AGREEMENT, dated as of March 1, 1994 (this "Agreement"), between YAMAHA MOTOR CORPORATION, U.S.A. ("Yamaha"), a corporation organized and existing under the laws of the State of California, and ITT COMMERCIAL FINANCE CORP. ("ITT"), a corporation organized and existing under the laws of the State of Nevada, as servicer (in such capacity, the "Servicer").

        In consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, each party agrees as follows for the benefit of the other party:

B A C K G R O U N D:

        The following statements are the mutual representations of the parties with respect to certain factual matters forming the basis for this Agreement and are an integral part of this Agreement.

        A.    Receivables.    Pursuant to a Receivables Sale Agreement, dated as of March 1, 1994 (as amended, supplemented or otherwise modified and in effect from time to time, the "Receivables Sale Agreement"), between Yamaha, as purchaser, and ITT, as seller, Yamaha will own, among other things, all of ITT's right, title and interest in, to and under all receivables (collectively, the "Receivables") arising out of all wholesale motorized equipment financing accounts (collectively, the "Accounts") established by ITT with respect to wholesale financing arrangements with domestic dealers or manufacturers which have entered into dealer or other purchaser agreements with Yamaha to sell products manufactured by Yamaha Motor Manufacturing Corporation of America or Yamaha Motor Company, Ltd. (collectively, the "Yamaha Dealers"). The Receivables include the rights to payment of money (whether characterized as "accounts", "chattel paper" or "general intangibles", each as defined in Article 9 of the UCC) arising in each Account received on or after January 31, 1994 (the "Cut-Off Date") until termination of this Agreement pursuant to Section 5.13 hereof. The Accounts include (i) the wholesale motorized equipment financing accounts so indicated on Schedule I hereto and (ii) all wholesale motorized equipment financing accounts that will become Accounts following the creation thereof by ITT.

        B.    Servicing of Receivables.    The parties hereto desire that ITT continue to service the Receivables on behalf of Yamaha pursuant to the terms of this Agreement.

ARTICLE I

DEFINITIONS

        SECTION 1.1.    Definitions.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Receivables Sale Agreement.

        "Accounts" shall have the meaning specified in the recitals hereto.

        "Agreement" shall have the meaning specified in the recitals hereto.

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of California are authorized or obligated by law to be closed.

        "Closing Date" shall mean the date of effectiveness of the Receivables Sale Agreement in accordance with the terms of such Agreement.

        "Collection Account" shall mean the special purpose account established by the Trustee in accordance with the Pooling and Servicing Agreement.

        "Collections" shall mean, with respect to any Receivable at any time, any payment made by a Yamaha Dealer to ITT in respect of such Receivable.

        "Concentration Account" shall have the meaning specified in Section 2.2(j).

        "Cut-Off Date" shall have the meaning specified in the recitals hereto.

        "Eligible Institution" shall mean (a) the corporate trust department of the Trustee or (b) a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof, or the District of Columbia (or any domestic branch of a foreign bank), which at all times (i) has either (A) a long-term unsecured debt rating of "A2" or better by Moody's and of "AAA" or better by Standard & Poor's or such other rating that is acceptable to Moody's and Standard & Poor's, as evidenced by a letter from such rating agency to the Trustee, or (B) a certificate of deposit rating of "P-1" by Moody's and "A-1+" by Standard & Poor's or such other rating that is acceptable to each such rating agency, as evidenced by a letter from such rating agency to the Trustee, and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation. If so qualified, the Trustee may be considered an Eligible Institution for the purposes of clause (b) of this definition.

        "Financing Program Agreements" shall mean those certain floorplan financing agreements between ITT and Yamaha, together with any documents related thereto, as amended, supplemented, or otherwise modified and in effect from time to time, copies of which shall be attached to a certificate of Yamaha (acknowledged by ITT) to be provided on the Closing Date.

        "Governmental Authority" shall mean the United States of America, any state or other political subdivision thereof and any United States entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Initial Accounts" shall have the meaning specified in the recitals hereto.

        "ITT" shall mean ITT Commercial Finance Corp., a corporation organized and existing under the laws of the State of Nevada, and its successors and assigns.

        "Moody's" shall mean Moody's Investors Service, Inc.

        "Outstandings" shall mean the principal balance of all obligations owed by Yamaha Dealers to ITT in respect of Yamaha Products purchased by such Yamaha Dealers from Yamaha. In the case of a Yamaha Product financed by ITT, such obligations shall be deemed outstanding commencing on the date of the applicable invoice in respect of such Yamaha Product from Yamaha.

        "Parent" shall mean Yamaha Motor Company, Ltd., corporation organized and existing under the laws of Japan.

        "Person" shall mean any legal person, including any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity of a similar nature.

        "Pooling and Servicing Agreement" shall mean that certain Pooling and Servicing Agreement, dated as of March 1, 1994, between YMRC and the Trustee, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

        "Product Security" shall mean, with respect to a Receivable, upon effectiveness of the Receivables Sale Agreement, Yamaha's security interest in the Yamaha Product related to such Receivable.

        "Receivables" shall have the meaning specified in the recitals hereto.

        "Receivables Sale Agreement" shall have the meaning specified in the recitals hereto.

        "Requirements of Law" shall mean, for any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether Federal, state or local.

        "Service Transfer" shall have the meaning specified in Section 4.1.

        "Servicer" shall mean ITT, in its capacity as servicer of the Receivables hereunder.

        "Servicer Default" shall have the meaning specified in Section 4.1.

        "Standard & Poor's" shall mean Standard & Poor's Ratings Group.

        "Successor Servicer" shall have the meaning specified in Section 4.2.

        "Termination Notice" shall have the meaning specified in Section 4.1.

        "Trustee" shall mean The Fuji Bank and Trust Company, a New York banking corporation, in its capacity as trustee under the Pooling and Servicing Agreement, and its successors and assigns in such capacity.

        "UCC" shall mean the Uniform Commercial Code as in effect in the State of California at any time.

        "Yamaha Dealers" shall have the meaning specified in the recitals hereto.

        "Yamaha Products" shall mean new motorcycles, snowmobiles, all terrain vehicles, water vehicles, outboard motors and certain other motorized equipment manufactured by Yamaha Motor Company, Ltd. and Yamaha Motor Manufacturing Corporation of America and distributed in the United States by Yamaha.

        "YMRC" shall mean Yamaha Motor Receivables Corporation, a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Yamaha, as transferor of Receivables under the Pooling and Servicing Agreement.

ARTICLE II

ADMINISTRATION AND SERVICING
OF RECEIVABLES

        SECTION 2.1.    Acceptance of Appointment and Other Matters Relating to ITT.

        (a)    Appointment as Servicer.    Yamaha hereby appoints ITT, and ITT hereby agrees, to act as Servicer under this Agreement.

        (b)    Servicing Procedures.    ITT shall service and administer the Receivables and shall collect payments due under the Receivables in accordance with its customary and usual servicing procedures for servicing wholesale dealer receivables comparable to the Receivables and shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, ITT is hereby authorized and empowered to execute and deliver, on behalf of Yamaha, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and, after the delinquency of any Receivable and to the extent permitted under and in compliance with applicable law and regulations, to commence enforcement proceedings with respect to such Receivables. Yamaha shall furnish ITT with any powers of attorney and other documents necessary or appropriate to enable ITT to carry out its servicing and administrative duties hereunder and Yamaha shall not be held responsible for any act or omission by ITT in its use of such powers of attorney.

        SECTION 2.2.    Representations, Warranties and Covenants of ITT.    ITT, in its capacity as Servicer, hereby makes the following representations, warranties and covenants to Yamaha:

          (a)    Organization and Good Standing.    ITT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has, in all material respects, full corporate power, authority and legal rights to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

          (b)    Due Qualification.    ITT is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements) and has obtained all necessary licenses and approvals in each jurisdiction in which the servicing of the Receivables as required by this Agreement requires such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations hereunder.

          (c)    Due Authorization.    The execution, delivery, and performance of this Agreement has been duly authorized by ITT by all necessary corporate action on its part.

          (d)    Binding Obligation.    This Agreement constitutes a legal, valid and binding obligation of ITT, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect affecting the enforcement of creditors' rights, and except as such enforceability may be limited by general principles of equity (whether such enforceability is considered in a proceeding at law or in equity).

          (e)    No Violation.    The execution and delivery of this Agreement by ITT, the performance by ITT of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to ITT will not conflict with, violate, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any requirement of law applicable to ITT or any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which ITT is a party or by which it is bound.

          (f)    No Proceedings.    There are no proceedings or investigations pending or threatened against ITT before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking to prevent the consummation of any of the transactions contemplated by this Agreement, seeking any determination or ruling that, in the reasonable judgment of ITT, would adversely affect the performance by ITT of its obligations under this Agreement or seeking any determination or ruling that would adversely affect the validity or enforceability of this Agreement.

          (g)    Compliance with Requirements of Law.    ITT shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Receivables and the Accounts, will maintain in effect all qualifications required under Requirements of Law in order to service properly the Receivables and the Accounts and will comply in all material respects with all Requirements of Law in connection with servicing the Receivables and the Accounts the failure to comply with which would have an adverse effect on the interests of Yamaha.

          (h)    No Rescission or Cancellation.    ITT shall not permit any rescission or cancellation of a Receivable except as ordered by a court of competent jurisdiction or other Governmental Authority.

          (i)    Protection of Yamaha's Rights.    ITT shall take no action, nor omit to take any action, which would impair the rights of Yamaha in the Receivables, nor shall it reschedule, revise or defer payments due on any Receivable, except in accordance with the Financing Program Agreements.

          (j)    Servicer Concentration Account.    ITT maintains deposit accounts (collectively, the "Concentration Account"), a listing of which is attached hereto as Schedule II, into which it shall deposit all amounts paid by the Dealers under ITT Agreements for Wholesale Financing, which Concentration Account shall be segregated special purpose accounts established and maintained by ITT with an Eligible Institution. ITT agrees with Yamaha that (i) it will not change this method of collection without the prior written consent of Yamaha; (ii) concurrently with the transfer of amounts from the Concentration Account in respect of a particular day, ITT will make the deposits and transfers required by the terms of this Agreement for such day.

          (k)    Negative Pledge.    ITT will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any lien on, any Receivable or Yamaha Product which is prior to Yamaha's lien on such Receivable or Yamaha Product, whether now existing or hereafter created, or any interest therein, and ITT shall defend the rights, title and interest of Yamaha in, to and under any Receivable and related Product Security sold and assigned to Yamaha, whether now existing or hereafter created, against all claims of third parties claiming through or under Yamaha.

          (l)    Notice of Breach.    The representations and warranties set forth in this Section 2.2 shall survive the sale and assignment of the Receivables to Yamaha. Upon discovery by Yamaha of any breach of any of the representations and warranties set forth in this Section 2.2, Yamaha shall give prompt written notice to ITT of such breach.

          (m)    Financing Program Agreements.    ITT agrees that the Financing Program Agreements attached to the certificate of Yamaha, dated the Closing Date, constitute all of the agreements related to the servicing of Receivables in effect as of the Closing Date between Yamaha and ITT.

        SECTION 2.3.    Representations, Warranties and Covenants of Yamaha.    Yamaha hereby makes the following representations, warranties and covenants to ITT:

          (a)    Organization and Good Standing.    Yamaha is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has, in all material respects, full corporate power, authority and legal rights to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

          (b)    Due Qualification.    Yamaha is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements) and has obtained all necessary licenses and approvals in each jurisdiction in which the sale of motorized equipment to retail dealers requires such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations hereunder.

          (c)    Due Authorization.    The execution, delivery, and performance of this Agreement has been duly authorized by Yamaha by all necessary corporate action on the part thereof.

          (d)    Binding Obligation.    This Agreement constitutes a legal, valid and binding obligation of Yamaha, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect affecting the enforcement of creditors' rights, and except as such enforceability may be limited by general principles of equity (whether such enforceability is considered in a proceeding at law or in equity).

          (e)    No Violation.    The execution and delivery of this Agreement by Yamaha, the performance by Yamaha of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to Yamaha will not conflict with, violate, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any requirement of law applicable to Yamaha or any material indenture, contract, agreement, mortgage, deed of trust, or other instrument to which Yamaha is a party or by which it is bound.

          (f)    No Proceedings.    There are no proceedings or, to the best knowledge of Yamaha, investigations, pending or threatened against Yamaha before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking to prevent the consummation of any of the transactions contemplated by this Agreement, seeking any determination or ruling that, in the reasonable judgment of Yamaha, would materially and adversely affect the performance by Yamaha of its obligations under this Agreement, or seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

          (g)    Notice of Breach.    The representations and warranties set forth in this Section 2.3 shall survive the sale and assignment of the Receivables by ITT to Yamaha. Upon discovery by ITT of a breach of any of the representations and warranties set forth in this Section 2.3, ITT shall give prompt written notice to Yamaha of such breach.

          (h)    Floorplan Financing Agreements.    Yamaha certifies that the Floorplan Financing Agreements attached to a certificate of Yamaha, dated the Closing Date, constitute all of the agreements related to the servicing of Receivables in effect as of the Closing Date between ITT and Yamaha.

        SECTION 2.4.    Annual Servicer's Certificate.    ITT will deliver to Yamaha, on or before May 31 of each calendar year, beginning with 1995, an officer's certificate in form and substance satisfactory to Yamaha, (a) stating that a review of the activities of ITT during the preceding calendar year and of its performance under this Agreement was made under the supervision of the officer signing such certificate and (b) stating that, to the best of such officer's knowledge, based on such review, either there has occurred no event which, with the giving of notice or passage of time or both, would constitute a Servicer Default and ITT has fully performed all its obligations under this Agreement throughout such year.

        SECTION 2.5.    Annual Independent Public Accountants' Servicing Report.

        (a)   On or before May 31 of each calendar year, beginning with 1995, and for so long as this Agreement is in effect, ITT shall, at its expense, cause a firm of nationally recognized independent public accountants (who may also render other services to ITT) to furnish a report to Yamaha to the effect that such firm has applied certain procedures agreed upon with ITT to certain documents and records relating to the administration and servicing of Accounts under this Agreement, and that, based upon such agreed upon procedures, such firm will provide a report stating that the servicing was conducted in compliance with this Agreement, except for such exceptions or errors as they believe to be immaterial and such other exceptions as shall be set forth in such statement.

        (b)   On or before May 31 of each calendar year, beginning with 1995, ITT shall cause a firm of nationally recognized independent public accountants (who may also render other services to ITT) to furnish, a report prepared using generally accepted auditing standards to the effect that they have compared the mathematical calculations of each amount set forth in the monthly servicer's reports forwarded by ITT during the period covered by such report (which shall be the period from May 31 (except for the period ending May 31, 1995, which shall be from the Closing Date to May 31, 1995) of the preceding calendar year to and including May 31 of such calendar year) with ITT computer reports which were the source of such amounts and that on the basis of such comparison, such accountants are of the opinion that such amounts are in agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement. It shall be understood between the parties hereto that the cost of any audit by any certified public accounting firm undertaken in accordance with this Section 2.5(b) other than on an annual basis shall be assumed by Yamaha.

        (c)   If (i) ITT makes a deposit into the Concentration Account in respect of a Collection of a Receivable and such Collection was received by ITT in the form of a check which is not honored for any reason or (ii) ITT makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, ITT shall appropriately adjust the amount subsequently deposited into the Concentration Account to reflect such dishonored check or mistake. Any Receivable in respect of which a dishonored check is received shall be deemed not to have been paid.

ARTICLE III

OTHER MATTERS RELATING TO ITT

        SECTION 3.1.    Liability of ITT.    ITT shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by ITT in such capacity herein or in the documents incorporated by reference herein.

        SECTION 3.2.    Merger or Consolidation of, or Assumption of the Obligations of, ITT.    ITT shall not consolidate with, or merge into, any other corporation, or convey or transfer its properties and assets substantially as an entity to any Person, unless:

          (i)    the corporation formed by such consolidation or into which ITT is merged or the Person which acquires by conveyance or transfer the properties and assets of ITT substantially as an entity shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and if ITT is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to Yamaha, the performance of every covenant and obligation of ITT hereunder (to the extent that any right, covenant or obligation of ITT, is inapplicable to the successor entity, such successor entity shall be subject to such covenant or obligation, or benefit from such right, as would apply, to the extent practicable, to such successor entity); and

          (ii)   ITT has delivered to Yamaha an Officer's Certificate and an opinion of counsel (in form and substance satisfactory to Yamaha) each stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 3.2 and that all conditions precedent herein provided for relating to such transaction have been complied with.

        SECTION 3.3.    Limitation on Liability of ITT and Others.    The directors, officers, employees or agents of ITT shall not be under any liability to Yamaha or any other Person hereunder or pursuant to any document delivered hereunder, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement; provided, however, that this provision shall not protect the directors, officers, employees and agents of ITT against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. Except as provided in the Financing Program Agreements and Section 3.4, ITT shall not be under any liability to Yamaha or any other Person for any action taken or for refraining from the taking of any action in its capacity as Servicer pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision shall not protect ITT against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. ITT may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. ITT shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Receivables in accordance with this Agreement which in its reasonable opinion may involve it in any expense or liability.

        SECTION 3.4.    Indemnification of Yamaha.    ITT shall indemnify and hold harmless Yamaha from and against any loss, liability, expense, damage or injury arising out of or relating to any claims, actions or proceedings brought or asserted by third parties which are suffered or sustained by reason of any acts or omissions of ITT pursuant to this Agreement or due to the failure of ITT to comply with any applicable state or federal law, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that ITT shall not indemnify Yamaha for any liability, cost or expense of Yamaha if any such claims, actions or proceedings relate to any action taken by Yamaha at the request of any Federal, state or local income or franchise taxes (or any interest or penalties with respect thereto) required to be paid by Yamaha in connection herewith to any taxing authority. Any indemnification pursuant to this Section 3.4 shall only be from the assets of ITT. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof and shall survive the termination of this Agreement.

        SECTION 3.5.    Indemnification of ITT.    Yamaha shall indemnify and hold harmless ITT, from and against any loss, liability, expense, damage or injury arising out of or relating to any claims, actions or proceedings brought or asserted by third parties which are suffered or sustained by reason of any acts or omissions of ITT pursuant to this Agreement or due to the failure of Yamaha to comply with any applicable state or federal law, including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that Yamaha shall not indemnify ITT for any liability, cost or expense of ITT if any such claims, actions or proceedings relate to any action taken by ITT at the request of any Federal, state or local income or franchise taxes (or any interest or penalties with respect thereto) required to be paid by ITT in connection herewith to any taxing authority. Any indemnification pursuant to this Section 3.5 shall only be from the assets of Yamaha. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof and shall survive the termination of this Agreement.

        SECTION 3.6.    Access to Certain Documentation and Information Regarding the Receivables.    ITT shall provide to Yamaha access to the documentation regarding the Accounts and the Receivables in such cases where Yamaha is required in connection with the enforcement of its rights in the Accounts and Receivables, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon reasonable prior request, (ii) during normal business hours, (iii) subject to such security and confidentiality procedures as ITT may deem reasonably necessary and (iv) at offices designated by ITT. Nothing in this Section 3.6 shall derogate from the obligation of Yamaha or ITT to observe any applicable law prohibiting disclosure of information regarding the Dealers, and the failure of ITT to provide access as provided in this Section 3.6 as a result of such obligation shall not constitute a breach of this Section 3.6.

        SECTION 3.7.    Examination of Records.    ITT and Yamaha shall clearly and unambiguously identify each Account designated in its computer or other records to reflect that the Receivables arising in such Account have been sold to Yamaha pursuant to the Receivables Sale Agreement and subsequently sold by Yamaha to YMRC and transferred by YMRC to the trust established under the Pooling and Servicing Agreement.

        SECTION 3.8.    Delegation of Duties.    It is understood and agreed by the parties hereto that ITT may delegate certain of its duties hereunder to any Person who agrees to conduct such duties in accordance with the standards set forth in Section 2.1(b). The fees of any Person to whom such duties are delegated shall be for the account of ITT. Any such delegations shall not relieve ITT of its liability and responsibility with respect to such duties.

ARTICLE IV

SERVICER DEFAULTS

        SECTION 4.1.    Servicer Defaults.    If any one of the following events (a "Servicer Default") shall occur and be continuing:

          (a)   any failure by ITT to make any payment, transfer or deposit required hereunder on or before the date occurring five (5) Business Days after the date such payment, transfer or deposit is required to be made or given, as the case may be, under the terms of this Agreement; provided, however, that any such failure caused by a nonwillful act of ITT shall not constitute a Servicer Default if ITT promptly remedies such failure within five (5) Business Days after receiving notice of such failure or otherwise becoming aware of such failure;

          (b)   failure on the part of ITT duly to observe or perform any other covenants or agreements of ITT set forth in this Agreement, which has an adverse effect on Yamaha's rights in the Receivables and which continues unremedied for a period of sixty (60) days after the date on which the written notice of such failure requiring the same to be remedied shall have been given to ITT and which continues to adversely affect Yamaha's rights in the Receivables, or ITT shall delegate its duties under this Agreement;

          (c)   any representation, warranty or certification made by ITT in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been incorrect when made, which has an adverse effect on Yamaha's rights in the Receivables and which continues to be incorrect in any material respect and which continues to affect adversely Yamaha's right in the Receivables for a period of sixty (60) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to ITT by Yamaha; or

          (d)   ITT shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to ITT or of or relating to all or substantially all of its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against ITT and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or ITT shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make any assignment for the benefit of its creditors or voluntarily suspend payment of its obligations;

then, so long as such Servicer Default shall not have been remedied, Yamaha, by notice then given in writing to ITT (a "Termination Notice"), may terminate all of the rights and obligations of ITT as Servicer under this Agreement and in, to and under the Receivables and the proceeds thereof and appoint a new Servicer (a "Service Transfer"). After receipt by ITT of such Termination Notice, and on the date that a Successor Servicer shall have been appointed by Yamaha pursuant to Section 4.2, all authority and power of ITT under this Agreement shall pass to and be vested in such Successor Servicer; and, without limitation, Yamaha is hereby authorized and empowered (upon the failure of ITT to cooperate) to execute and deliver, on behalf of ITT, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of ITT to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer. ITT agrees to cooperate with Yamaha and such Successor Servicer in effecting the termination of the responsibilities and rights of ITT to conduct servicing hereunder, including, without limitation, the transfer to such Successor Servicer of all authority of ITT to service the Receivables provided for under this Agreement, including, without limitation, all authority over all Collections which shall on the date of transfer be held by ITT for deposit, or which have been deposited by ITT, in the Concentration Account, or which shall thereafter be received with respect to the Receivables, and in assisting the Successor Servicer and in enforcing all rights to recoveries. ITT shall promptly transfer its electronic records relating to the Receivables to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Receivables in the manner and at such times as the Successor Servicer shall reasonably request. To the extent that compliance with this Section 4.1 shall require ITT to disclose to the Successor Servicer information of any kind which ITT reasonably deems to be confidential, the Successor Servicer shall be required to enter into such customary licensing and confidentiality agreements as ITT shall deem necessary to protect its interest.

        Notwithstanding the foregoing, a delay in or failure of performance referred to in Section 4.1(a) for a period of five (5) Business Days after the applicable grace period or under Section 4.1(b) or (c) for a period of ten (10) Business Days after the applicable grace period, shall not constitute a Servicer Default if such delay or failure could not be prevented by the exercise of reasonable diligence by ITT and such delay or failure was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion, riot or sabotage, epidemics, landslides, lightning, fire, hurricanes, tornadoes, earthquakes, nuclear disasters or meltdowns, floods, power outages or similar causes. The preceding sentence shall not relieve ITT from using its best efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement and ITT shall provide Yamaha with an officer's certificate giving prompt notice of such failure or delay by it, together with a description of the cause of such failure or delay and its efforts so to perform its obligations. ITT shall immediately notify Yamaha in writing of any Servicer Default.

        SECTION 4.2.    Yamaha to Act; Appointment of Successor.

        (a)   On and after the receipt by ITT of a Termination Notice pursuant to Section 4.1, ITT shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by Yamaha in writing or, if no such date is specified in such Termination Notice, or otherwise specified by Yamaha, until a date mutually agreed upon by ITT and Yamaha (not to exceed ninety (90) days from the date of delivery of such notice). Yamaha shall as promptly as possible after the giving of a Termination Notice appoint a successor servicer (the "Successor Servicer"), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to Yamaha. Yamaha may obtain bids from any potential successor servicer. In the event that a Successor Servicer has not been appointed and has not accepted its appointment at the time when ITT ceases to act as Servicer, Yamaha without further action shall automatically be appointed the Successor Servicer. Notwithstanding the above, Yamaha shall, if it is legally unable so to act, petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than $50,000,000 and whose regular business includes the servicing of wholesale dealer receivables as the Successor Servicer hereunder.

        (b)   Upon its appointment, the Successor Servicer shall be the successor in all respects to ITT with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on ITT by the terms and provisions hereof, and all references in this Agreement to ITT shall be deemed to refer to the Successor Servicer; provided, however, that the outgoing Servicer shall not be relieved of any liability hereunder for its actions prior to the transfer of servicing hereunder; and provided further that, (i) the outgoing Servicer shall not indemnify Yamaha for acts, omissions or alleged acts or omissions by a Successor Servicer and (ii) the outgoing Servicer shall not pay or reimburse Yamaha for any expense, disbursement or advance of Yamaha related to or arising as a result of the negligence or bad faith of the Successor Servicer.

        SECTION 4.3.    Waiver of Past Defaults.    Yamaha may waive any default by ITT in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE V

MISCELLANEOUS

        SECTION 5.1.    Governing Law.    This Agreement shall be construed in accordance with the laws of the State of California, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

        SECTION 5.2.    Notices.    All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile transmission and confirmed by personal delivery or overnight delivery, to (a) in the case of ITT, to ITT Commercial Finance Corp., 8251 Maryland Avenue, Clayton, MO, 63105, Attention: General Counsel; (b) in the case of Yamaha, to Yamaha Motor Corporation, U.S.A., 6555 Katella Avenue, Cypress, CA 90630, Attention: Russell D. Jura, Esq.; in the case of the Trustee, to The Fuji Bank and Trust Company, Two World Trade Center, 81st Floor, New York, New York 10048, Attention: Trust Administration Department; or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

        SECTION 5.3.    Severability of Provisions.    If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

        SECTION 5.4.    Assignment.    Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by ITT or Yamaha, as the case may be, without the prior written consent of the other party; provided that Yamaha may assign its rights in, to and under (but not its obligations under) this Agreement to YMRC, which may assign its rights to the Trustee, and ITT hereby consents to such assignments and the transactions contemplated thereby.

        SECTION 5.5.    No Waiver; Cumulative Remedies.    No failure to exercise, and no delay in exercising, on the part of Yamaha or ITT, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

        SECTION 5.6.    Counterparts.    This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

        SECTION 5.7.    Headings.    The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

        SECTION 5.8.    Certificates and Opinions of Counsel.

        (a)   Any certificate delivered may be based, insofar as it relates to legal matters, upon an opinion of counsel, unless the Person delivering such certificate knows, or in the exercise of reasonable care should know, that such opinion with respect to the matters upon which such certificate may be based as aforesaid is erroneous. Any opinion of counsel or certificate delivered hereunder may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of Yamaha or ITT, stating that the information with respect to such factual matters is in the possession of such Person, unless the Person delivering such certificate or such counsel knows, or in the exercise of reasonable care should know, that such certificate, opinion or representations with respect to such matters are erroneous. Any opinion of counsel delivered hereunder may contain necessary exceptions and qualifications.

        (b)   Any opinion of counsel or certificate delivered hereunder may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an independent public accountant or firm of accountants, unless such counsel or the Person delivering such certificate, as the case may be, knows that the certificate or opinions or representations with respect to the accounting matters upon which the certificate or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, opinion or representations of any firm of independent public accountants filed with Yamaha shall contain a statement that such firm is independent.

        (c)   Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments hereunder, they may, but need not, be consolidated and form one instrument.

        SECTION 5.9.    Attorney Fees.    If any party shall retain an attorney for the purpose of enforcing any of its rights under this Agreement or any of the Financing Program Agreements against any other party, the losing such party shall be responsible for and reimburse the prevailing party against all attorney's fees and costs so incurred by it.

        SECTION 5.10.    Parties Bound.    This Agreement shall inure to the benefit of and bind the parties hereto and their agents, employees, successors and assigns.

        SECTION 5.11.    Contrary Provisions.    Unless otherwise provided herein to the contrary, to the extent any provision contained in this Agreement conflicts with any provision of any other agreement or understanding between the parties hereto (including, but not limited to, the Financing Program Agreements), the provision contained in this Agreement shall supersede such other provision and be controlling with respect to the parties hereto; provided that to the extent this Agreement does not conflict with or contradict a provision contained in any other agreement or understanding between the parties hereto now and in the future, the terms of any and all such other agreements shall remain in full force and effect in accordance with their respective terms.

        SECTION 5.12.    No Offset.    Each party hereto hereby waives any rights of offset against any obligations arising to the other hereunder.

        SECTION 5.13.    Termination.    Subject to Sections 3.4, 3.5 and 4.1, this Agreement may be terminated at any time by either of the parties hereto with no less than twelve (12) months' written notice to the other party prior to the proposed date of effectiveness of termination; provided that this Agreement shall remain effective as to obligations hereunder arising or that may arise on account of transactions consummated prior to the effective date of such termination.

        SECTION 5.14.    Third Party Beneficiaries.    This Agreement shall inure to the benefit of and be binding upon the parties hereto, and, in addition, shall inure to the benefit of the Trustee and YMRC and their respective successors and permitted assigns.

        IN WITNESS WHEREOF, ITT and Yamaha have caused this Servicing Agreement to be duly executed as of the day and year first above written.

ITT COMMERCIAL FINANCE CORP., as Servicer
By:	/s/ G. LOHR Name: G. Lohr Title: Division President
YAMAHA MOTOR CORPORATION, U.S.A.
By:	/s/ RUSSELL D. JURA Name: Russell D. Jura Title: Vice President, Legal

SCHEDULE I

SCHEDULE OF ACCOUNTS

SCHEDULE II

SCHEDULE OF CONCENTRATION ACCOUNTS

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  Exhibit 10.2